                                                                     EXHIBIT (c)



                                PROMISSORY NOTE


$425,000                                                       December 31, 1996


     FOR VALUE RECEIVED, the undersigned, BERTHEL FISHER & COMPANY, INC., an Iowa corporation, and T. J. BERTHEL INVESTMENTS, L.P., an Iowa limited partnership (collectively "Maker") jointly, severally and unconditionally promise to pay to the order of INTELLICALL, INC., a Delaware corporation ("Payee"), at 2155 Chenault, Suite 410, Carrollton, Texas 75006-5023 or such other address given to Maker by Payee the principal sum of FOUR HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($425,000), in lawful money of the United States of America, together with interest (calculated on the basis of a 365 or 366-day year, as appropriate), on the unpaid principal balance from day-to-day remaining, computed from the date of advance until maturity at the rate per annum which shall from day-to-day be equal to ten percent (10%).

     Section 1. Payment. The principal of and interest upon this Note shall be due and payable as follows:

        (a) Interest, computed as aforesaid, shall be due and payable quarterly as it accrues, commencing March 31, 1997, and thereafter, on the last day of each succeeding calendar quarter during the term of this Note and at maturity; and

        (b) The principal of this Note shall be due and payable in one installment on December 31, 1997, in the amount of the unpaid principal balance of and accrued unpaid interest upon this Note as of such date.

     Should the principal of, or any installment of the principal of or interest upon, this Note become due and payable on any day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension.
All payments of principal of and interest on this Note shall be made by Maker to Payee in federal or other immediately available funds. Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal. The term "Business Day" shall mean a day upon which business is transacted by national banks in Dallas, Texas.

     All past due principal of and, to the extent permitted by applicable law, interest upon this Note shall bear interest at the maximum rate established by applicable law, or if no maximum rate is established by applicable law, then at the rate per annum which shall from day-to-day be equal to sixteen percent (16%).

     Section 2. Waiver. Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

     No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

     Section 3. Events of Default and Remedies. An "Event of Default" shall exist hereunder if any one or more of the following events shall occur and be continuing: (a) Maker shall fail to pay on or before the 10th day following the due date any principal of, or interest upon, this Note; (b) any representation or warranty made by Maker to Payee herein or in any of other documents executed herewith shall prove to be untrue or inaccurate in any material respect; (c) default shall occur in the performance of any of the covenants or agreements of Maker contained herein or in any other document executed or delivered to Payee in connection herewith; (d) Maker, or either of them, shall (1) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of itself or of all or a substantial part of its assets, (2) be adjudicated a bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors,
(4) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; (e) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Maker, or either of them, or appointing a receiver, trustee, intervenor or liquidator of any such person, or of all or substantially all of its or their assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or (f) the dissolution or termination of Maker, or either of them.

     If Maker fails or refuses to pay any part of the principal of or interest upon this Note or the Obligation as the same become due, or upon the occurrence of any Event of Default hereunder of under any other agreement or instrument securing or assuring the payment of this Note or executed in connection herewith, then in any such event the holder hereof may, at its option, (i) declare, the entire unpaid balance of principal of and accrued interest under this Note to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to Section 2 herein, (ii) reduce any claim to judgment; and/or (iii) pursue and enforce any of Payee's rights and remedies available pursuant to any applicable law or agreement.

     Section 4. Notice. Whenever this Note requires or permits any notice, approval, request or demand from one party to another, the notice, approval, request or demand must

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be in writing and shall be deemed to have been given when personally served or when deposited in the United States mails, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):


                   Payee:  INTELLICALL, INC.
                           2155 Chenault, Suite 410
                           Carrollton, Texas 75006-5023

                   Maker:  Berthel Fisher & Company
                           100 Second Street, SE
                           Cedar Rapids, Iowa 52407

                           T. J. Berthel Investments, L.P.
                           100 Second Street, SE
                           Cedar Rapids, Iowa 52407

     Section 5. Voluntary Prepayment. Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.

     Section 6. Usury Laws. Regardless of any provisions contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note, any amount in excess of the highest lawful rate, and, in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. All interest paid or agreed to be paid to Payee shall, to the extent permitted by any applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under such law. Payee expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible, under any applicable law. This Section shall control all agreements between the Maker and Payee.

     Section 7. Letter Agreement. This Note is delivered in partial payment of certain securities being sold by Payee to Maker pursuant to that certain letter agreement dated December 31, 1996 (the "Letter Agreement") by and among Maker and Payee. Each of Maker and Payee represent and warrant to the other that each has obtained all necessary corporate and partnership authority to execute and deliver the Letter Agreement and this Note, where applicable, and to consummate the transactions contemplated therein and herein and that the execution and delivery of the Letter Agreement and this Note does not and will not violate any agreement binding on either Maker or Payee (except for the consent of Payee's senior secured

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lender, which Payee has or will obtain prior to the delivery of the Securities as defined in the Letter Agreement).

     Section 8. Costs. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceeding, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees, including all costs of appeal.

     Section 9. Applicable Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.


                                                 Maker:

                                                 BERTHEL FISHER & COMPANY


                                                 By:  /s/  Thomas J. Berthel
                                                      -------------------------
                                                      Name:    Thomas J. Berthel
                                                      -------------------------
                                                      Title:   President and CEO
                                                      -------------------------


                                                 T. J. BERTHEL INVESTMENTS, L.P.


                                                 By:   /s/  Thomas J. Berthel
                                                      -------------------------
                                                      Name:    Thomas J. Berthel
                                                      -------------------------
                                                      Title:   President of
                                                               General Partner
                                                      -------------------------



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                 [KANE, RUSSELL, COLEMAN & LOGAN LETTERHEAD]

                               January 7, 1997





Michael H. Barnes
Intellicall, Inc.
2155 Chenault, Suite 410
Carrollton, Texas 75006

Thomas J. Berthel
President
Berthel Fisher & Company
100 Second Street S.E.
Cedar Rapids, Iowa 52407-4250

Thomas J. Berthel
President of the General Partner
T. J. Berthel Investments, L.P.
100 Second Street S.E.
Cedar Rapids, Iowa 52407-4250

Re: Binding Letter of Intent regarding the purchase by Berthel Fisher & Company and T. J. Berthel Investments, L.P. of Murdock Communications Corporation securities that are owned by Intellicall, Inc. letter dated December 31, 1996 (the "Letter Agreement")

Gentlemen:

     Pursuant to the terms of the Letter Agreement, the firm of Kane, Russell, Coleman & Logan, P.C. has agreed to act as the Escrow Agent for the consummation of the transactions contemplated by the Letter Agreement. Acting in our capacity under the Letter Agreement we currently have in our possession the following: (1) wired funds currently in our Trust Account representing $212,500 from each of Berthel Fisher & Company ("BFC") and T. J. Berthel Investments, L.P. ("TJB") for a total of $425,000 (the "Cash"); (2) Promissory Note dated December 31, 1996 executed by BFC and TJB in the original principal amount of $425,000 (the "Promissory Note"); (3) Murdock Remmers & Associates, Inc. $1 million Preferred Stock Subordinated Note dated December 31, 1994 (the "Murdock Note"); and (4) Stock Purchase Warrant No. A-00060 and Stock Purchase Warrant No. W00087 issued by Murdock Remmers & Associates, Inc. (the "Warrants").

     By your execution below, each of you hereby authorizes, empowers and directs Kane, Russell, Coleman & Logan, P.C., acting in its capacity as Escrow Agent under the Letter

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January 7, 1997
Page 2

Agreement, to distribute the items set forth above as follows:  (a) to Michael
H. Barnes, on behalf of Intellicall, Inc., the Cash and the Promissory Note and
(b) to Thomas J. Berthel, on behalf of BFC and TJB, the Murdock Note and the Warrants. The documents to be delivered to Mr. Berthel will be delivered by Federal Express for delivery on Wednesday, January 8, 1997.

     Upon compliance with the distribution instructions contained in the foregoing paragraph, each of you hereby releases Kane, Russell, Coleman & Logan, P.C., and its attorneys, from any further or other obligation, liability or duty under the Letter Agreement. If the foregoing meets with your approval, please execute in the spaces provided below. Each of you agree that receipt of facsimile signatures by the undersigned shall be sufficient. This letter may be executed in counterparts all of which shall be deemed one and the same letter.

                                            Very truly yours,

                                            KANE, RUSSELL, COLEMAN & LOGAN, P.C.


                                            By:  /s/  Patrick V. Stark
                                                 -------------------------------
                                                     Patrick V. Stark

PVS:lb

AGREED as of January 7, 1997.

INTELLICALL, INC.


By:  /s/  Michael H. Barnes
     ----------------------------------------
     Michael H. Barnes, Senior Vice President
     and Chief Financial Officer

BERTHEL FISHER & COMPANY


By:  /s/  Thomas J. Berthel
     ----------------------------------------
     Thomas J. Berthel, President


T. J. BERTHEL INVESTMENTS, L.P.


By:   /s/  Thomas J. Berthel
     ----------------------------------------
     Thomas J. Berthel, President of the
     General Partner